AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 3rd day of August, 2009, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended, (the "Fund Accounting Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the Akre Focus Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit V to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit V to the
Professionally Managed Portfolios Fund Accounting Servicing Agreement

Name of Series	Date Added
Akre Focus Fund	on or after August 3, 2009

Multiple Series Trust FUND ACCOUNTING SERVICES FEE SCHEDULE at August, 2009
Annual Fund Accounting Fee Per Fund*
$28,000 on the first $20 million
2.00 basis points on the next $80 million
1.00 basis on the balance above $100 million

Advisor Information Source Web Portal
▪ $150 /fund/month
▪ $500 /fund/month for clients using an external administration service

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
▪ Pricing Services
− $0.15 Domestic and Canadian Equities/Options
− $0.50 Corp/Gov/Agency Bonds/International Equities and Bonds
− $0.80 CMOs/Municipal Bonds/Money Market Instruments
− $125 /Fund/Month - Mutual Fund Pricing
− $2.00 /Foreign Equity Security/Month for Corporate Action Service
− $125 /Month Manual Security Pricing (>10/day)
▪ Factor Services (BondBuyer)
− $1.50 /CMO/Month
− $0.25 /Mortgage Backed/Month
− $300 /Month Minimum/Fund Group
▪ Fair Value Services (FT Interactive)
− $0.60 on the First 100 Securities/Day
− $0.44 on the Balance of Securities/Day

Multiple Classes
▪ $10,000 for each additional class
Conversion
▪ One month of service fee prior to service inception.

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule above.
Akre Capital Management, LLC

By: /s/Andrew Schaefer

Name: Andrew Schaefer

Title:_____________________________    Date:_____________________________